                                                                     Exhibit 5.1

                               HOLLAND & HART LLP
                                  [LETTERHEAD]


                                  May 7, 2001

Board of Directors
Carbon Energy Corporation
1700 Broadway, Suite 1150
Denver, CO 80290


To the Board of Directors:

     As counsel for Carbon Energy Corporation (the "Company"), a Colorado corporation, we have examined and are familiar with its Articles of Incorporation, its Bylaws and its various corporate records and procedures relating to its incorporation. We are also familiar with the procedures taken by the Board of Directors of the Company to adopt the Carbon Energy Corporation 1999 Stock Option Plan (the "Plan"), effective October 14, 1999. Pursuant to the Plan, the Company may issue and sell 700,000 shares of its Common Stock (no par value), subject to possible adjustment, to eligible employees of the Company and its subsidiaries. We also have examined such other matters and have made such other inquiries as we deem relevant to our opinions expressed below.

     We are of the opinion that the total 700,000 shares of Common Stock of the Company, when issued in accordance with the Plan, will be legally issued and validly outstanding shares of the Common Stock of the Company, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form S-8 in connection with the Amendment.


                                        Very truly yours,


                                        Holland & Hart LLP